UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/30/2012

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 30, 2012, Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company") received a letter from Nasdaq notifying the Company that, based on its closing bid price for the last 30 consecutive business days, it no longer meets the minimum bid price of $1.00 per share required under Nasdaq Marketplace Rule 5450(a)(1). The notice has no immediate effect on the listing of Company's securities, and its common stock will continue to trade on the Nasdaq Global Market under the symbol "QTWW."

The notice also states that the Company will be provided 180 calendar days, or until October 29, 2012, to regain compliance with the minimum bid requirement. To regain compliance, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance prior to October 29, 2012, then the Company may be eligible for a second 180 day period to regain compliance. In order to qualify for the additional time, the Company must apply to transfer its securities to the Nasdaq Capital Market by October 29, 2012 and, at the time transfer application is submitted, the Company must satisfy the Nasdaq Capital Market's requirements for listing, with the exception of the $1.00 bid price requirement, and meet certain other requirements. The Company's transfer to the Nasdaq Capital Market is subject to review by Nasdaq staff. If Nasdaq staff concludes that the Company will not be able to cure the deficiency, or should the Company elect not to submit a transfer application, Nasdaq will provide written notification to the Company that its common stock will be subject to delisting from the Nasdaq Global Market. At that time, the Company may appeal Nasdaq's decision to a Nasdaq Hearing Panel.

The Company intends to monitor the closing bid price of its common stock between now and October 29, 2012, and to consider available options if its common stock does not trade at a price likely to result in the Company regaining compliance with the minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: May 04, 2012	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer